EXHIBIT 99.1

FOR IMMEDIATE RELEASE

VIRGINIA NATIONAL BANKSHARES CORPORATION ANNOUNCES
FOURTH QUARTER AND FULL-YEAR FINANCIAL RESULTS

Charlottesville, VA - February 10, 2015 – Virginia National Bankshares Corporation (OTCQX: VABK) (the “Company”), today reported fourth quarter 2014 net income of $565 thousand or $0.21 per diluted share. This represents a 47.9% increase compared to net income of $382 thousand or $0.14 per diluted share recognized during the previous quarter. Net income for the year ended December 31, 2014 was $1.9 million, or $0.70 per diluted share, compared to $6.9 million, or $2.56 per share for the year ended December 31, 2013.

“During the quarter we delivered exceptional growth in loans and deposits as we continue to recalibrate our earning asset mix in order to drive earnings. We closed out 2014 with a strong loan pipeline and expect another quarter of significant loan growth during the first quarter of 2015. Furthermore, we have achieved this growth while maintaining our tradition of high credit quality.” said Glenn W. Rust, President and Chief Executive Officer. “Solid growth was noted in recurring customer and ATM fee income, and performance-based trust and royalty income provided the anticipated seasonal fourth quarter lift in noninterest income.”

Fourth Quarter 2014 Highlights

●	Gross period end loans increased $23.7 million or 8.2% on a sequential basis.

●	Period end assets increased $29.1 million or 5.7% compared to balances at September 30, 2014.

●	Total deposits increased $24.2 million or 5.6% during the fourth quarter of 2014.

●	Nonperforming asset levels contracted $481 thousand or 25.6% compared to the previous quarter and totaled $1.4 million or 0.26% of total assets.

●	Noninterest income totaled $2.2 million, an increase of $1.1 million or 91.8% compared to the third quarter, due to normal seasonality associated with performance related investment management fees and performance based royalty income.

●	Net interest income increased $80 thousand or 2.2% on a linked quarter basis.

●	Net interest margin contracted 5 basis points to 2.97% compared to the prior quarter.

●	Provision for loan losses of $424 thousand was recognized compared to no provision for the previous quarter.

Net Interest Income Rises - Margin Contracts

The fourth quarter 2014 tax-equivalent net interest margin was 2.97%, down 5 basis points from 3.02% for the third quarter of 2014. The yield on earning assets for the current quarter contracted 5 basis points sequentially to 3.16%, resulting in the margin compression. Loan yields dropped by 10 basis points and were slightly offset by an 8 basis point increase in investment yields. Loan yields contracted due to lower yields realized on new production in the protracted low interest rate environment combined with pay-offs of higher interest loans. Though average earning assets increased $20.1 million sequentially, the mix of earning assets remained relatively stable. The cost of interest bearing liabilities remained stable at 30 basis points compared to the prior quarter.

The increase in earning assets more than offset the margin compression experienced during the quarter as net interest income on a tax-equivalent basis amounted to $3.7 million for the fourth quarter of 2014, up $99 thousand or 2.7% compared to $3.6 million in the third quarter of 2014.

The Company expects some downward pressure on the net interest margin to continue through the first quarter of 2015 as the yield on anticipated organic and nonorganic loan growth is expected to be lower than current levels. We will likely continue our strategy of pursuing loan purchase transactions and indirect lending opportunities in order to supplement organic loan growth, which should help to normalize our loan to deposit ratio over time and strengthen earnings. However, as noted during the fourth quarter, this strategy will likely result in some additional margin compression in the near term.

Noninterest Income Increases

Non-interest income for the fourth quarter of 2014 was $2.2 million, up $1.1 million from the third quarter of 2014. The majority of this increase is related to increased trust income of $519 thousand and royalty income totaling $471 thousand, which is discussed in further detail below. The sequential increases in customer service fees of $21 thousand and debit / credit card and ATM fees of $13 thousand are largely associated with the previously announced fee restructure initiative. The $62 thousand linked quarter increase in other income is primarily attributable to both fee adjustments made during the revenue initiative totaling approximately $30 thousand and mortgage banking fees of $48 thousand, which were offset by contractions in brokerage fees and income associated with letters of credits.

Trust revenue expanded $519 thousand or over 100% compared to the prior quarter due to performance related investment management fees of $522 thousand recognized during the fourth quarter of 2014. As is typical of our earnings cycle, performance fees, if any, are generally realized in the fourth quarter each year as they are contingent and variable based upon the performance of the accounts that we actively manage. The relative performance of these managed accounts is measured on December 31st each year. Additionally, performance fee royalty income associated with the sale of a former fund management business is also recognized in the same manner and timeframe as performance related investment management fees. These totaled $426 thousand and drove the $471 thousand sequential increase in royalty income. The assets under management for our wealth management segment totaled $484 million at December 31, 2014. This compares to assets under management totaling $492 million at September 30, 2014. This contraction was driven by a combination of expected account transfers associated with the restructuring of the segment and normal account distributions.

Noninterest Expense Increases

Non-interest expense for the fourth quarter of 2014 was $4.7 million, up $440 thousand or 10.3% compared to the third quarter of 2014. Other expense increased $448 thousand or 35.1% on a sequential basis primarily as a result of an uptick in other real estate owned expenses and write-downs of $211 thousand and increased marketing and promotion expenses of $196 thousand. All other line items within noninterest expense remained fairly consistent with the previous quarter.

The efficiency ratio was 79.15% for the fourth quarter of 2014, compared to 89.15% for the third quarter of 2014 and 60.32% for the fourth quarter of 2013. As noted above, performance fee revenues within our wealth management segment were recognized late in the fourth quarter, while the associated personnel expense was recognized evenly throughout the year. This revenue along with performance related royalty revenue causes our efficiency ratio to appear more favorable during the fourth quarter when this contingent revenue is recognized. The loan growth initiative and customer fee increases should add more stability to the revenue stream throughout the year and improve efficiency over time.

Credit Quality Remains Strong

Nonperforming asset levels contracted $481 thousand or 25.6% on a sequential quarter basis and $1.3 million or 49.1% compared to the balance at December 31, 2013. Improvement was noted in both nonaccrual loan and other real estate owned balances. The reduction in nonaccrual loans correlates directly with the net loan charge-offs, while the decrease in other real estate owned was due to write-downs recognized during the quarter as well as the sale of one property. Nonaccrual loans remained low and totaled $218 thousand at December 31, 2014, down $151 thousand or 40.9% compared to $369 thousand at September 30, 2014 and down $149 thousand or 40.6% compared to $367 thousand at December 31, 2013. Other real estate owned currently consists of one property, a portion of which is under a sales contract that is anticipated to close during the first quarter of 2015. Subsequent to the anticipated close of this transaction and barring any further additions, the other real estate owned balance would be reduced by approximately one third.

Net loan charge-offs for the fourth quarter of 2014 totaled $354 thousand, up on a sequential quarter basis from the $63 thousand charged-off during the third quarter. A provision for loan losses of $424 thousand was recorded during the fourth quarter of 2014, compared to no provision for the third quarter of 2014. The provision of $424 thousand was primarily driven by the $23.7 million of loan growth in combination with the aforementioned net charge-offs realized during the quarter.

The allowance for loan losses as a percentage of total loans decreased to 1.01% at December 31, 2014, compared to 1.07% at September 30, 2014 and 1.12% at December 31, 2013. The decreased balance in the allowance relative to total loans compared to the prior periods is reflective of the continued improvement in the underlying credit quality metrics used in measuring inherent risk within the loan portfolio. The allowance as a percentage of non-performing loans exceeded one thousand percent at December 31, 2014, indicating strong coverage, consistent with the 838.5% at September 30, 2014. The net charge-offs of $354 thousand combined with $424 thousand of provision expense for the quarter resulted in an allowance for loan losses of $3.2 million at December 31, 2014, up $70 thousand or 2.3% from September 30, 2014.

Balance Sheet Trends

Gross loans outstanding at December 31, 2014 totaled $313.3 million, up $23.7 million or 8.2% compared to $289.6 million at September 30, 2014 and up $13.3 million or 4.4% compared to $300.0 million at December 31, 2013. Average gross loans for the fourth quarter of 2014 totaled $302.0 million, up $11.8 million or 4.1% compared to $290.2 million during the third quarter of 2014. This sequential expansion in total loans is due to $15.0 million in syndicated loan purchases along with approximately $8.5 million in net organic loan growth. The net increase compared to the prior year is primarily attributable to the $15.0 million in nonorganic loan purchases as approximately $68 million in loan originations during the current year served to offset much of the elevated volume of loan pay-offs experienced during most of 2014. The Company will continue to explore additional loan purchases to supplement organic loan growth until sufficient loan demand returns to our markets.

Total assets at December 31, 2014 were $537.1 million, up $29.1 million or 5.7% from the $508.0 million reported at September 30, 2014 and an increase of $24.1 million or 4.7% from the $513.0 million reported at December 31, 2013.

The year-over-year and sequential quarter net growth in assets was funded by expansion within all core deposit categories while time deposits contracted over both time horizons. Deposits and repurchase agreement sweep balances totaled $474.7 million at December 31, 2014, up $28.1 million or 6.3% from the $446.6 million at September 30, 2014, and up $27.9 million or 6.2% from the $446.8 million at December 31, 2013.

Capital Ratios Support Long-Term Growth

Total shareholders’ equity was $60.6 million at December 31, 2014, up slightly compared to $60.1 million at September 30, 2014, and up $2.6 million or 4.5% compared to $58.0 million at December 31, 2013. During the quarter, dividends of $202 thousand were paid and net income of $363 thousand or 64.2% was retained. Accumulated other comprehensive income increased $315 thousand during the fourth quarter due to the contraction in long-term interest rates experienced near the end of the period. Capital ratios continue to be well in excess of regulatory requirements for well-capitalized banks. The Company’s Tier 1 Leverage Ratio was 11.38% at December 31, 2014, compared to 11.77% at September 30, 2014 and 11.86% at December 31, 2013. Total Risk-based Capital Ratio was 17.87% at December 31, 2014, compared to 18.72% at September 30, 2014 and 18.00% at December 31, 2013. The book value per share at December 31, 2014 was $22.55.

During the third quarter, the Company announced a stock repurchase program authorizing the repurchase of up to 400,000 shares of the Company’s common stock. This program is designed to provide a tax advantageous avenue to return cash to our shareholders, add liquidity to our stock, reduce excess capital and be accretive to earnings per share. During the quarter 11,500 shares were repurchased under the program. Future purchases may be made as part of an overall capital strategy when they are deemed advantageous compared to other available alternatives.

About Virginia National Bankshares Corporation

Virginia National Bankshares Corporation, headquartered in Charlottesville, Virginia, is the bank holding company for Virginia National Bank (the “Bank”).

The Bank has four banking offices in Charlottesville, two in Winchester and one in Orange, Virginia. The Bank serves the needs of owner-operated businesses and individuals in the City of Charlottesville, Albemarle County, Orange County, the City of Winchester, and the contiguous counties in Virginia. The Bank offers a full range of banking and related financial services, including checking accounts, NOW accounts, money market deposit accounts, certificates of deposit, individual retirement accounts, online banking, treasury and cash management, personal and business card services, merchant card services, and commercial and consumer loans, as well as retail brokerage and insurance services. Investment management, wealth advisory and trust services are offered through VNB Wealth Management, a trade name of VNBTrust, N.A., the Bank’s wholly owned subsidiary.

The Company’s stock trades on the OTC Markets Group’s OTCQX Market under the symbol “VABK”. Additional information on the Company is also available at www.vnbcorp.com.

Forward-Looking Statements; Other Information

Statements which express or imply a view about projections, predictions or the expected future performance of Virginia National Bankshares Corporation are “forward-looking statements.” Such statements are often characterized by use of qualified words such as “expect,” “believe,” “estimate,”, “project”, “anticipate,” “intend,” “will,” or words of similar meaning or other statements concerning the opinions or judgment of the Company and its management about future events. While Company management believes such statements to be reasonable, future events and predictions are subject to circumstances that are not within the control of the Company and its management, and actual events in the future may be substantially different from those expressed. The Company’s past results are not necessarily indicative of future performance. Factors that could cause future performance to differ from past performance or anticipated performance could include, but are not limited to, changes in national and local economies, employment or market conditions; changes in interest rates, deposits, loan demand, and asset quality; competition; changes in banking regulations and accounting principles or guidelines; and performance of assets under management. These statements speak only as of the date made, and the Company does not undertake to update any forward-looking statements to reflect changes or events that may occur after this release.

Certain information contained in the foregoing press release is derived from the unaudited consolidated financial statements of Virginia National Bankshares Corporation. The Company filed audited consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2013 with the Securities and Exchange Commission on March 27, 2014. Information based on other sources is believed by management of the Company to be reliable, but has not been independently verified.

VIRGINIA NATIONAL BANKSHARES CORPORATION

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share data)

(UNAUDITED)

	December 31, 2014	December 31, 2013
ASSETS
Cash and due from banks	$12,834	$12,871
Federal funds sold	41,273	27,201
Securities:
Available for sale, at fair value	141,816	133,027
Restricted securities, at cost	1,565	1,645
Total securities	143,381	134,672
Total loans	313,254	300,034
Allowance for loan losses	(3,164)	(3,360)
Total loans, net	310,090	296,674
Premises and equipment, net	9,465	9,824
Other real estate owned, net of valuation allowance	1,177	2,372
Bank owned life insurance	13,034	12,595
Accrued interest receivable and other assets	5,799	16,785
Total assets	$537,053	$512,994
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Demand deposits:
Noninterest-bearing	$152,107	$140,911
Interest-bearing	93,208	80,832
Money market deposit accounts	94,310	84,555
Certificates of deposit and other time deposits	117,094	124,162
Total deposits	456,719	430,460
Securities sold under agreements to repurchase	17,995	16,297
Accrued interest payable and other liabilities	1,707	8,281
Total liabilities	476,421	455,038
Shareholders' equity:
Preferred stock, $2.50 par value, 2,000,000
shares authorized, no shares outstanding	-	-
Common stock, $2.50 par value, 10,000,000
shares authorized; 2,688,336 and 2,690,320
issued and outstanding at December 31, 2014 and
December 31, 2013, respectively (including 288
non-vested shares at December 31, 2013)	6,721	6,725
Capital surplus	27,889	27,915
Retained earnings	25,978	24,747
Accumulated other comprehensive income (loss)	44	(1,431)
Total shareholders' equity	60,632	57,956
Total liabilities and shareholders' equity	$537,053	$512,994

VIRGINIA NATIONAL BANKSHARES CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

(UNAUDITED)

	For the three months ended		For the year ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Interest and dividend income:
Loans, including fees	$3,152	$3,221	$12,548	$12,998
Federal funds sold	26	19	90	74
Investment securities:
Taxable	570	490	2,165	1,836
Tax exempt	119	117	477	447
Dividends	21	20	83	78
Other	7	3	19	13
Total interest and dividend income	3,895	3,870	15,382	15,446

Demand and savings deposits	53	51	205	222
Certificates and other time deposits	175	180	686	758
Securities sold under agreements to repurchase	10	7	37	17
Total interest expense	238	238	928	997
Net interest income	3,657	3,632	14,454	14,449
Provision for (recovery of) loan losses	424	(105)	306	160
Net interest income after provision for
(recovery of) loan losses	3,233	3,737	14,148	14,289

Noninterest income:
Trust income	963	12,813	2,367	14,981
Customer service fees	238	226	894	921
Debit/credit card and ATM fees	199	186	742	729
Earnings/increase in value of bank owned
life insurance	111	109	439	445
Gains on sales of assets	-	302	44	304
Gains on sales of securities	8	-	24	50
Royalty income	513	-	593	-
Other	183	131	494	424
Total noninterest income	2,215	13,767	5,597	17,854

Noninterest expense:
Salaries and employee benefits	2,356	7,733	9,305	13,746
Net occupancy	476	572	1,954	2,104
Equipment	138	221	531	686
Other	1,726	1,994	5,601	5,499
Total noninterest expense	4,696	10,520	17,391	22,035

Income before income taxes	752	6,984	2,354	10,108
Provision for income taxes	187	2,367	456	3,212
Net income	$565	$4,617	$1,898	$6,896
Earnings per share, basic	$0.21	$1.72	$0.70	$2.56
Earnings per share, diluted	$0.21	$1.72	$0.70	$2.56
Weighted average shares outstanding, basic	2,698,211	2,690,287	2,695,426	2,690,237
Weighted average shares outstanding, diluted	2,711,712	2,690,825	2,706,959	2,690,492

VIRGINIA NATIONAL BANKSHARES CORPORATION

Financial Highlights

(dollars in thousands, except share data)

(UNAUDITED)

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2014	2014	2014	2014	2013
Per Share Data:
Earnings per weighted
average share	$0.21	$0.14	$0.16	$0.19	$1.72
Weighted average shares
outstanding	2,698,211	2,697,674	2,695,386	2,690,320	2,690,287
Actual shares outstanding	2,688,336	2,699,836	2,695,386	2,690,320	2,690,320
Book value per share
at period end	$22.55	$22.28	$22.19	$21.90	$21.54
Performance Ratios:
Return on average assets	0.42%	0.30%	0.35%	0.40%	3.67%
Return on average equity	3.68%	2.57%	3.03%	3.48%	33.94%
Net interest margin (FTE)[1]	2.97%	3.02%	3.08%	3.17%	3.15%
Efficiency ratio[2]	79.15%	89.15%	89.75%	87.37%	60.32%
Capital Ratios:
(Ratios are period end, unless stated otherwise)
Tier 1 leverage ratio	11.38%	11.77%	11.81%	11.67%	11.86%
Total risk-based capital ratio	17.87%	18.72%	18.76%	18.66%	18.00%
Asset Quality:
Allowance for loan losses:
Beginning of period	$3,094	$3,157	$3,373	$3,360	$3,454
Provision for (recovery of) loan losses	424	-	(118)	-	(105)
Charge-offs	365	76	108	2	-
Recoveries	(11)	(13)	(10)	(15)	(11)
Net charge-offs	354	63	98	(13)	(11)
End of period	3,164	3,094	3,157	3,373	3,360
Nonaccrual loans	218	369	495	481	367
OREO	1,177	1,507	2,248	2,267	2,372
Total nonperforming assets	1,395	1,876	2,743	2,748	2,739
Nonperforming assets as a % of total assets	0.26%	0.37%	0.54%	0.51%	0.53%
Nonperforming assets as a % of total loans
plus other real estate owned	0.44%	0.64%	0.93%	0.93%	0.91%
Allowance for loan losses
to total loans	1.01%	1.07%	1.08%	1.15%	1.12%
Non-accruing loans to
total loans	0.07%	0.13%	0.17%	0.16%	0.12%
Annualized net charge-offs (recoveries)
to average loans	0.47%	0.09%	0.13%	-0.02%	-0.01%

1 The net interest margin is reported on a fully tax equivalent basis (FTE).
2 The efficiency ratio is computed as a percentage of non-interest expense divided by the sum of fully tax equivalent (FTE) net interest income and non-interest income. This is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information should not be viewed as a substitute for GAAP. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate them differently.

Virginia National Bankshares Corporation Contact:	Ronald E. Baron, EVP & CFO
434-817-8510